RESOURCE AMERICA, INC.

December 26, 2007

Mr. David Bloom
712 5th Avenue
New York, NY 10019

Dear David:

This letter will confirm certain supplemental incentive arrangements with respect to your employment with Resource America, Inc. (“RAI”) and/or Resource Capital Corp. (by itself, “RCC” and collectively with RAI and their affiliates, the “Company”).  In order to provide additional and ongoing incentives to you with respect to your employment with the Company, which are intended to be supplemental and in addition to your being compensated at market rates for current services provided as part of your employment, it has been agreed as follows:

1.
Base Salary/Bonus.   As of July 1, 2007, your base annual salary will be increased to $350,000.  You will continue to be eligible for bonus compensation, which will be determined by the Company as of the end of each calendar year and paid in January of the following calendar year.

2.
Incentive Stock Grants.  You will be granted One Hundred Twenty Thousand (120,000) restricted shares of common stock of RCC and Sixty Six Thousand (66,000) restricted shares of common stock of RAI (the “Grant”).   The Grant will be divided evenly into a “Time Vesting Grant” and a “Performance Grant”, with one half (1/2) of the shares of RAI and one half (1/2) of the shares of RCC applicable to each.  The RCC shares shall be subject to dividend equivalent rights.  The shares underlying the Time Vesting Grant and Performance Grant will be earned and vest as further described.  Fifteen percent (15%) of the Time Vesting Grant shall vest on June 30, 2008, fifteen percent (15%) of the Time Vesting Grant shall vest on June 30, 2009 and the remaining seventy percent (70%) of the Time Vesting Grant shall vest on December 31, 2010, in each case provided that you are employed with the Company as of such date.  The Performance Grant will be earned  upon the satisfaction of the “Performance Criteria” set forth below, which Performance Criteria shall be measured at the end of three (3) consecutive twelve (12) month periods, beginning with the period from July 1, 2007 to June 30, 2008 (the twelve month period being a “Measurement Period” and the last day of each Measurement Period being a “Measurement Date”), and one-third (1/3) of the Performance Grant shall be earned as of any Measurement Date for which the Performance Criteria were met for the Measurement Period then ending.   If the Performance Criteria for a given Measurement Period are largely, but not entirely, met, the Company will reasonably take such substantial performance into account in determining an equitable partial earning of the Performance Grant for such Measurement Period.  Once earned, the shares representing the Performance Grant for the Measurement Period shall vest over the following two (2) years, at the rate of one-eighth (1/8) per quarter,  as long as you are employed by the Company on the last day of such quarter.  Schedule 2 hereto sets out the earning and vesting schedule for the Incentive Stock Grants. The Performance Criteria shall be as:

a.
Loan Origination.  For each Measurement Period, the loan origination volume generated by you and your colleagues in the Company’s Los Angeles office or such other location as you may relocate to (“your team”) shall be equal to or greater than ninety- percent (90%) of the loan origination volume generated by your team for the previous twelve (12) month period; notwithstanding the forgoing, the Company may waive the Loan Origination Performance Criteria, if in the Company’s reasonable discretion,  achieving such levels could not be reasonably achieved notwithstanding your team’s best efforts;

b.
Portfolio Diversity.  The loans generated by your team during the Measurement Period shall conform to the diversity and loan type standards set forth in the investment parameters of RREF CRE CDO 2006-1 and CRE CDO 2007-1.

c.
Pricing.  The gross weighted average spread on loans generated by your team during the measurement period shall be not less than 250 bps over the applicable index, provided however, that the Company may exclude certain loans from this calculation and/or may waive the pricing provision for the measurement period in its entirety.

d.
Credit Quality.  There shall have been no principal losses during the Measurement Period on any loan originated by your team and no greater than 10 percent (10%) of the loans originated by your team (measured by principal balance) shall have been in default during such Measurement Period.

3.
Garden Leave/Restrictions:   At any time after you or the Company has given notice to the other to terminate your employment, the Company may require that for a period of nine (9) months you will continue to be employed by the Company but will not enter or attend the premises of the Company (“Garden Leave”), and during such  Garden Leave you will not: (a) undertake any work for any third party whether paid or unpaid and whether as an employee or otherwise; (b) have any contact or communication with any client, customer or supplier of the Company; or (c) have any contact or communication with any employee, officer, director or agent of the Company.  Notwithstanding such restrictions, during any period of Garden Leave the Company may require you to perform some but not all of your normal duties and to keep the Company informed of your whereabouts so that you can be contacted if the need arises for you to perform any such duties.  During any period of Garden Leave you will remain an employee of the  Company and the employment shall continue (notwithstanding that you have resigned or been removed from any offices of the Company and you are not entitled to become employed or engaged by any other company,  partnership, person or entity in any capacity (whether paid or unpaid)). You will continue to be paid your base salary and be provided with employee benefits during any Garden Leave in the usual way (except that you will not be entitled to receive any bonus or commission during any Garden Leave).

4.
Solicitation/Interference:  You agree that, for a period of twelve (12) months immediately following the termination of your employment relationship with the Company for any reason, you will not, either directly or indirectly, by or for yourself, or as the agent of another, or through another as agent, in any way (i) recruit, solicit, or attempt to induce, any employee, officer, contractor, or other business associate(s) of the Company or any affiliate, whether such person is presently employed by such entity or may hereinafter be so employed, to terminate such person’s employment with or, or otherwise cease such person’s relationship with the Company, hire or engage as an independent contractor, any person who is employed or otherwise engaged by the Company, or otherwise interfere with the employment relationship between such person and such entity, unless such entity first terminates the employment or relationship with such person or gives its written consent to such employment or offer of employment; (ii) solicit, divert, or take away, or attempt to divert or to take away, the business or patronage of any borrowers, originators, customers, or business associates, or prospective borrowers, originators, customers, or business associates, of the Company which were engaged in a business relationship with the Company during the twenty four (24) month period prior to the termination of your employment relationship with the Company; or (iii) interfere with the Company’s relationships with any other persons or entities with which the Company does business, or disrupt or interfere in any way with any business relationship or prospective business relationship of which you are aware; or (iv) engage in any preparations, plans, or other actions designed to enable or assist you to take any action (whether during the term covered by this Agreement or thereafter) which, if such action were to be taken during the term of the Agreement, would violate any provision of this paragraph.

5.
Confidentiality:  Except as and to the extent required by law, you agree that for so long as you remain employed by the Company and for a ten (10) year period thereafter, you will not directly, indirectly or otherwise, disclose, publish, make available to, or use for your own benefit or the benefit of any person or entity other than the Company, for any reason or purpose whatsoever other than the benefit of the Company, any Proprietary Information.  For purposes of the preceding sentence, “Proprietary Information” means any and all of the following information: origination information of any kind, evaluation or analysis models, trade secrets, ideas, discoveries or inventions; formulas, specifications, patterns, or techniques; computations, software and computer programs, devices, processes, or operation methods; products or equipment, or new product developments, plans or improvements; customer information, lists or subscription lists; financial information or statements; sales or marketing information, plans or strategies; personnel information or new personnel acquisition plans; details of consultant contracts; pricing policies; projections; business acquisition plans; and other similar matter and information which the Company owns and will own and use and will use, and/or which is useful in the Company’s various businesses.  “Proprietary Information” shall not include such matter and information to the extent that it is publicly known or becomes known to the public without violation of the terms of this Agreement, or is generally utilized by other persons or entities engaged in the same business or businesses as the Company.  Any failure to mark or designate proprietary information as “confidential” or “secret” shall not affect its status as proprietary information subject to the terms of this Agreement.  You shall keep the Proprietary Information in the strictest confidence and trust.

6.
At-Will Employment:  You understand that neither this letter nor the Hiring Letter creates an obligation on the Company or any entity managed by it or any other person or entity to continue your employment and that you are an at-will employee.

7.
Notice:  You agree that in the event that you choose to terminate your employment relationship with the Company, you will be required to give not less than two (2) week’s written notice to your immediate supervisor, which notice shall reduce the period of Garden Leave set forth in section 3 hereof.

8.
Equitable Remedies:  You acknowledge that the damages that may result to the Company from any breach of the covenants set forth in Sections 3, 4 and 5 hereof could be estimated only by conjecture and not by any accurate measure.  Accordingly, you agree that if you breach any provisions of this Agreement, the Company will have available, in addition to any other right or remedy available including the right to monetary damages, the right in its sole discretion to apply to a court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

9.
Entire Agreement:  This Letter Agreement sets forth the entire agreement and understanding between the Company and you relating to the subject matter herein and supersedes all prior discussions between the parties.  No modification of or amendment to this Letter Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged with such modification or amendment.  Any subsequent change or changes in your duties, salary or compensation will not affect the validity or scope of this Agreement.  Furthermore, this Agreement is subject to approval by the Company’s compensation committee.

Please indicate your acceptance of the foregoing by signing and returning one copy to the undersigned.

                                                      Very truly yours,

                                                      RESOURCE AMERICA, INC.

                                                                              By: ___________________________

Agreed to and accepted,
this           day of _____________, 2007

David Bloom